Exhibit 10 (B)
Management Incentive Plans



For many years the Company has established annual incentive plans for its executive officers and other key employees. These plans provide for the payment to the eligible employees of additional cash compensation based on Company, divisional or individual performance as measured against criteria established at the beginning of the year. The executive officers of the Company were eligible for incentive compensation payments under the "1998 Executive Incentive Plan" which provided for payments based on earnings per share and the achievement of certain financial and other business-related objectives established at the beginning of the year.

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